The Simply Good Foods Company Reports Fiscal Second Quarter 2024 Financial
Results and Updates Full Fiscal Year 2024 Net Sales and Adjusted EBITDA Outlook

Denver, CO, April 4, 2024 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen weeks ended February 24, 2024.

Second Quarter Summary:(1)
•Net sales of $312.2 million versus $296.6 million
•Net income of $33.1 million versus $25.6 million
•Earnings per diluted share (“EPS”) of $0.33 versus $0.25
•Adjusted Diluted EPS(2) of $0.40 versus $0.32
•Adjusted EBITDA(4) $57.8 million versus $50.9 million
Full fiscal year 2024 Net Sales and Adjusted EBITDA(3) outlook(4):
•Net sales expected to increase around the mid-point of the Company’s long-term algorithm of 4-6%, including the benefit of a fifty-third week. The Company previously expected Net Sales to increase at the high-end of its long-term algorithm.
•Adjusted EBITDA(3) now anticipated to increase 6-8% driven by solid gross margin expansion.

"Simply Good Foods second quarter results were led by continued Quest growth, as well as strong gross margin performance," said Geoff Tanner, President, and Chief Executive Officer of Simply Good Foods. "Second quarter net sales increased 5.3% driven by volume and, due to the timing of shipments last quarter, outpaced retail takeaway(5) of about 3%. I am very pleased with our gross margin improvement in the quarter, a 280 basis points increase versus last year, which enabled investments in our business and strong Adjusted EBITDA growth."

"In the second quarter, Quest retail takeaway was on track with our plans, driven by strong salty snacks growth, while Atkins performance was off versus our estimates. As the "New Year, New You" season began there was a meaningful increase in competitive activity in the form of in-store merchandising and programming. The increase in competitive activity impacted the merchandising effectiveness of Atkins and other brands within the nutritional snacking category. We remain confident in the long-term potential of both of our brands. Quest has a long runway of growth that will continue to be driven by advertising, innovation and distribution gains which should result in higher household penetration and increased buy rate. Work is progressing on the Atkins revitalization plan and, as previously discussed, all elements of the plan should be in the marketplace in fiscal 2025. We have accelerated some elements of the plan, specifically innovation, and by the end of fiscal 2024 expect to have new products in the marketplace across all product forms. We are particularly pleased with the upcoming launch of Atkins Strong, a 30g protein shake developed for consumers on a weight-loss drug or shoppers seeking higher levels of protein."

"Simply Good Foods is uniquely positioned as a U.S. leader in nutritional snacking. The nutritional profile of our products is more relevant today than at any other time as the conversation about health and wellness is increasing. As such, we will continue to execute our strategic priorities focused on doing the right thing for our customers and consumers to enable us to deliver on our growth objectives and ultimately drive increasing shareholder value."

Second Quarter 2024 Results

Net sales increased $15.6 million, or 5.3%, to $312.2 million. As expected, sales performance was driven by Quest volume. North America and International net sales increased 5.1% and 12.2%, respectively, versus last year.

Total Simply Good Foods retail takeaway for the thirteen weeks ended February 24, 2024, increased 1.3% in the U.S. measured channels of IRI MULO + Convenience Stores. In the second quarter of fiscal 2024, total Simply Good Foods retail takeaway in the combined U.S. measured and unmeasured channels increased about 3%.(5) Quest retail takeaway in the combined U.S. measured and unmeasured channels increased about 12% and Atkins was down about 8%.

Gross profit was $116.9 million for the second quarter of fiscal 2024, an increase of $14.1 million from the year ago period. Gross margin was 37.4% in the second quarter of fiscal 2024 versus 34.6% last year, an increase of 280 basis points. The improvement in gross margin was primarily due to lower ingredient and packaging costs.

In the second quarter of fiscal 2024, the Company reported net income of $33.1 million compared to $25.6 million for the comparable period of fiscal 2023.

Operating expenses of $68.8 million increased $8.6 million versus the comparable period of 2023. Selling and marketing expenses increased $4.7 million to $34.6 million primarily due to investments in growth initiatives and higher advertising costs. General and administrative ("G&A") expenses of $29.9 million increased $4.0 million compared to the year ago period primarily due to higher employee-related costs, stock-based compensation, and corporate expenses.

Net interest income and interest expense was $4.7 million, a decline of $3.6 million versus the second quarter of fiscal 2023. The interest expense component decline was due to a lower term loan debt balance versus the year ago period.

Adjusted EBITDA(3), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $57.8 million versus $50.9 million in the year ago period.

In the second quarter of fiscal 2024, the Company reported earnings per diluted share (“Diluted EPS”) of $0.33 versus $0.25 in the year ago period. The diluted weighted average total shares outstanding in the second quarter of fiscal 2024 was approximately 101.3 million versus 100.8 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.40 versus $0.32 in the year ago period.

Year-to-Date Second Quarter 2024 Highlights vs. Year-to-Date Second Quarter 2023(1)
•Net sales were $620.9 million versus $597.5 million
•Net income of $68.7 million versus $61.5 million
•Earnings per diluted share (“EPS”) of $0.68 versus $0.61
•Adjusted Diluted EPS(2) of $0.82 versus $0.73
•Adjusted EBITDA(4) of $119.8 million versus $111.7 million

Net sales increased $23.4 million, or 3.9%, to $620.9 million. The increase in sales was primarily driven by Quest volume. North America and International net sales increased 3.9% and 6.5%, respectively, versus last year.

Gross profit was $232.0 million for the twenty-six weeks ended February 24, 2024 compared to $213.7 million in the year ago period. Gross margin was 37.4% for the year-to-date second quarter of fiscal 2024, an increase of 160 basis points primarily due to higher ingredient and packaging costs in the year ago period.

Net income was $68.7 million compared to $61.5 million for the comparable period of 2023.

Operating expenses of $132.1 million increased $13.4 million versus the comparable period of 2023. Selling and marketing expenses were $66.6 million compared to $58.5 million in the year ago period. G&A expenses of $56.9 million increased $5.3 million during the period primarily due to higher employee costs, stock-based compensation, and corporate expenses.

Net interest income and interest expense was $9.6 million, a decrease of $5.7 million versus the comparable period of 2023.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 7.3% to $119.8 million.

For the year-to-date second quarter fiscal 2024, the Company reported Diluted EPS of $0.68 versus $0.61 in the year ago period. The diluted weighted average total shares outstanding for the twenty-six weeks ended February 24, 2024, was approximately 101.2 million versus 100.8 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.82 versus $0.73 in the year ago period.

Balance Sheet and Cash Flow

At the end of the second quarter of fiscal 2024, the Company had cash of $135.9 million. Year-to-date second quarter fiscal 2024 cash provided by operating activities was $94.0 million, an increase of 76% versus the year ago period. During the quarter, the Company repaid $35.0 million of its term loan debt, and at the end of the quarter, the outstanding principal balance was $240.0 million.

Outlook(4)

Due to lower than anticipated Atkins consumption in the second quarter of fiscal 2024, the Company has updated its full year fiscal 2024 outlook. The Company continues to expect full year fiscal 2024 Net Sales growth to be driven by volume and has solid advertising, marketing, and innovation plans in place. Additionally, strong gross margin expansion remains on track driven by lower supply chain costs and provides the Company with flexibility to meaningfully invest in marketing and growth initiatives. Therefore, for the full year fiscal 2024, the Company expects the following:

•Net sales expected to increase around the mid-point of the Company's long-term algorithm of 4-6%, including the benefit of a fifty-third week. The Company previously expected Net Sales to increase at the high-end of its long-term algorithm; and

•Adjusted EBITDA(3) now anticipated to increase 6-8%.

___________________________________
(1) All comparisons for the second quarter ended February 24, 2024, versus the second quarter ended February 25, 2023.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to "Reconciliation of Adjusted Diluted Earnings Per Share" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to "Reconciliation of Adjusted Diluted Earnings Per Share" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2024, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(5) Combined IRI MULO + C-store and Company unmeasured channel estimate for the 13-weeks ending February 24,2024.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, April 4, 2024, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through April 11, 2024, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13745117.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements, and other product offerings. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Quest® and Atkins® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward looking statements include, among other things, statements regarding our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	February 24, 2024	August 26, 2023
Assets
Current assets:
Cash	$135,876	$87,715
Accounts receivable, net	147,513	145,078
Inventories	115,785	116,591
Prepaid expenses	11,775	6,294
Other current assets	24,893	15,974
Total current assets	435,842	371,652

Long-term assets:
Property and equipment, net	22,701	24,861
Intangible assets, net	1,100,611	1,108,119
Goodwill	543,134	543,134
Other long-term assets	45,278	49,318
Total assets	$2,147,566	$2,097,084

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,601	$52,712
Accrued interest	1,376	1,940
Accrued expenses and other current liabilities	46,660	35,062
Current maturities of long-term debt	24	143
Total current liabilities	103,661	89,857

Long-term liabilities:
Long-term debt, less current maturities	237,641	281,649
Deferred income taxes	123,855	116,133
Other long-term liabilities	34,927	38,346
Total liabilities	500,084	525,985
See commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 102,353,618 and 101,929,868 shares issued at February 24, 2024 and August 26, 2023, respectively	1,024	1,019
Treasury stock, 2,365,100 shares and 2,365,100 shares at cost at February 24, 2024 and August 26, 2023, respectively	(78,451)	(78,451)
Additional paid-in-capital	1,310,605	1,303,168
Retained earnings	416,640	347,956
Accumulated other comprehensive loss	(2,336)	(2,593)
Total stockholders’ equity	1,647,482	1,571,099
Total liabilities and stockholders’ equity	$2,147,566	$2,097,084

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 24, 2024	February 25, 2023	February 24, 2024	February 25, 2023
Net sales	$312,199	$296,584	$620,877	$597,462
Cost of goods sold	195,329	193,852	388,889	383,738
Gross profit	116,870	102,732	231,988	213,724

Operating expenses:
Selling and marketing	34,643	29,948	66,633	58,482
General and administrative	29,933	25,934	56,883	51,575
Depreciation and amortization	4,211	4,345	8,569	8,672
Total operating expenses	68,787	60,227	132,085	118,729

Income from operations	48,083	42,505	99,903	94,995

Other income (expense):
Interest income	924	246	2,014	253
Interest expense	(5,596)	(8,497)	(11,630)	(15,552)
(Loss) gain on foreign currency transactions	(23)	(214)	203	(106)
Other income	—	—	6	6
Total other expense	(4,695)	(8,465)	(9,407)	(15,399)

Income before income taxes	43,388	34,040	90,496	79,596
Income tax expense	10,265	8,398	21,812	18,094
Net income	$33,123	$25,642	$68,684	$61,502

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	(15)	53	257	(169)
Comprehensive income	$33,108	$25,695	$68,941	$61,333

Earnings per share from net income:
Basic	$0.33	$0.26	$0.69	$0.62
Diluted	$0.33	$0.25	$0.68	$0.61
Weighted average shares outstanding:
Basic	99,905,643	99,495,657	99,767,769	99,346,439
Diluted	101,276,575	100,840,887	101,212,408	100,802,169

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	February 24, 2024	February 25, 2023
Operating activities
Net income	$68,684	$61,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,792	9,904
Amortization of deferred financing costs and debt discount	992	1,219
Stock compensation expense	8,736	6,332
Estimated credit (gains) losses	(140)	219
Unrealized (loss) gain on foreign currency transactions	(203)	106
Deferred income taxes	7,722	6,845
Amortization of operating lease right-of-use asset	3,489	3,330
Other	(552)	118
Changes in operating assets and liabilities:
Accounts receivable, net	(1,911)	(15,899)
Inventories	820	11,063
Prepaid expenses	(5,447)	(2,145)
Other current assets	(9,220)	(4,096)
Accounts payable	2,399	(2,359)
Accrued interest	(564)	12
Accrued expenses and other current liabilities	11,076	(19,583)
Other assets and liabilities	(2,682)	(3,222)
Net cash provided by operating activities	93,991	53,346
Investing activities
Purchases of property and equipment	(1,087)	(1,738)
Investments in intangible and other assets	(191)	(195)
Net cash used in investing activities	(1,278)	(1,933)
Financing activities
Proceeds from option exercises	3,015	4,791
Tax payments related to issuance of restricted stock units and performance stock units	(3,750)	(2,401)
Payments on finance lease obligations	(121)	(151)
Cash received on repayment of note receivable	1,200	—
Repurchase of common stock	—	(16,448)
Principal payments of long-term debt	(45,000)	(41,500)
Net cash used in financing activities	(44,656)	(55,709)

Cash and cash equivalents
Net increase (decrease) in cash	48,057	(4,296)
Effect of exchange rate on cash	104	9
Cash at beginning of period	87,715	67,494
Cash and cash equivalents at end of period	$135,876	$63,207

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, executive transition costs and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the twenty-six weeks ended February 24, 2024 and February 25, 2023:

(In thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 24, 2024	February 25, 2023	February 24, 2024	February 25, 2023
Net income	$33,123	$25,642	$68,684	$61,502
Interest income	(924)	(246)	(2,014)	(253)
Interest expense	5,596	8,497	11,630	15,552
Income tax expense	10,265	8,398	21,812	18,094
Depreciation and amortization	5,187	4,952	10,792	9,904
EBITDA	53,247	47,243	110,904	104,799
Stock-based compensation expense	4,568	3,019	8,736	6,332
Executive transition costs	—	421	366	421
Other (1)	25	217	(201)	114
Adjusted EBITDA	$57,840	$50,900	$119,805	$111,666
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, stock-based compensation expense and executive transition costs, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the twenty-six weeks ended February 24, 2024 and February 25, 2023:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 24, 2024	February 25, 2023	February 24, 2024	February 25, 2023
Diluted earnings per share	$0.33	$0.25	$0.68	$0.61

Depreciation and amortization	0.05	0.05	0.11	0.10
Stock-based compensation expense	0.05	0.03	0.09	0.06
Executive transition costs	0.00	—	—	—
Tax effects of adjustments (1)	(0.02)	(0.02)	(0.05)	(0.04)
Rounding (5)	(0.01)	0.01	(0.01)	—
Adjusted diluted earnings per share	$0.40	$0.32	$0.82	$0.73
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of February 24, 2024:

(In thousands)	February 24, 2024
Net Debt:
Total debt outstanding under the Credit Agreement	$240,000
Less: cash and cash equivalents	(135,876)
Net Debt as of February 24, 2024	$104,124

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the twenty-six weeks ended February 24, 2024	$119,805
Add: Adjusted EBITDA for the fiscal year ended August 26, 2023	245,555
Less: Adjusted EBITDA for the twenty-six weeks ended February 25, 2023	(111,666)
Trailing twelve months Adjusted EBITDA as of February 24, 2024	$253,694

Net Debt to Adjusted EBITDA	0.4	x